Exhibit 99.1

First Quarter Fiscal 2012 Earnings Presentation Transcript

Alexandra Deignan - Schnitzer Steel Industries, Inc. - VP IR

 Thank you, Karen, and good morning everyone. I am Alexandra Deignan, the Company's Investor Relations contact. I would like to thank everyone for taking the time to join us today. In addition to today's audio comments we have prepared a set of slides that you can access on our website at www.schnitzersteel.com or www.schn.com.

Before we get started, let me call your attention to the detailed Safe Harbor statements on slide 2, which are also included in our press release of today and in the Company's most recent Form 10-Q -- 10-K, excuse me.

These statements, in summary, say that in spite of management's good-faith, current opinions on various forward-looking matters, circumstances can change and not everything we think will happen always happens.

In addition, we have guidance regarding our outlook for the second quarter of 2012 in our press release and in this presentation. After this call we will not be under any obligation to update our outlook.

Finally, please note that we will be discussing some non-GAAP measures during our presentation today. We have included a reconciliation of those metrics to GAAP in the appendix of our slide presentation.

Now let me turn the call over to Tamara Lundgren, our Chief Executive Officer. She will host the call today with Richard Peach, our Chief Financial Officer.

 Tamara Lundgren - Schnitzer Steel Industries, Inc. - President, CEO

 Welcome everyone to our earnings call for the first quarter of our 2012 fiscal year. As we have done in the past, I will start us off with a review of the consolidated results for our first quarter, which ended in November, and Richard will then discuss the detailed results for our three segments and review our cash flow and our capital structure. I'll conclude with an outlook for our second quarter, and then we will open up the call for questions.

So let's get started by turning to slide 4. As we highlighted when we gave our first-quarter preliminary results in December, our Q1 results were negatively impacted by an interruption in global buying patterns for recycled metals, followed by a sharp decline in sales prices. For a period of about three weeks our customers suspended purchases of ferrous scrap due to heightened concerns about a global recession driven by the European debt crisis. When buying resumed it did so at significantly lower prices and lower volumes.

Although we achieved ferrous sales volumes consistent with the first quarter of last year, our volumes were significantly lower than the runrate we have been achieving in the last two quarters of fiscal 2011. Our non-ferrous sales volumes, while higher than the first quarter of last year, were also lower than the last two quarters of fiscal 2011 due to the same macroeconomic uncertainties.

Our operating margins compressed primarily due to the effect of average inventory costs. Although we did adjust purchase prices downwards, because our inventory costs reflect a moving average they decline more slowly than the decline in sales prices.

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As you know, we are impacted by average inventory accounting cost every quarter. However, the effects are more significant with a sharp and sustained movement in market prices, which is what occurred when buying resumed at the end of October and carried through November. Since then prices have risen substantially for shipments being made in January.

So let's turn to slide 5 to take a look at our financial results. While our first-quarter EBITDA of $35 million and our EPS of $0.25 were the result of the very unusual interruption in demand and sharp fall in prices, we have said for many years that it is best to look at our performance over multiple quarters in order to smooth out the impacts of average inventory costs, timing of shipments, and a volatility in sales prices, and to better understand the longer-term trends driving our business.

Looking at year-over-year trailing 12-month operating income for our Metals Recycling, Auto Parts and Steel Manufacturing Businesses, you can see a consistent pattern of growth, and the EPS numbers tell a similar story.

Digging a little deeper, our first quarter is typically our weakest quarter. The suspension in buying that we experienced this quarter though was highly unusual. We haven't seen this type of buyer certainty since the fall of 2008. But it is important to note that we did not experience in this quarter either the customer credit contraction or the contract cancellation issues that occurred in 2008, and nor did we see the non-cash inventory write-downs that we experienced back then.

The suspension in buying we believe was driven by the fear of another global financial crisis and by concerns that there would be continued downward adjustments in prices. As I mentioned earlier, both demand and prices began to rebound in December for January shipments. While our Q2 will feel the residual impact from the lower prices for December shipments, we have seen a healthy rebound in prices and demand in January, which we expect to remain into February.

So let's turn to slide 6 for a review of the market conditions in the first quarter. To understand the market conditions of the first quarter it is best to divide it into two halves. The upward trend in the ferrous export market that occurred throughout most of Q4 continued into September. Demand began to weaken in early October as macroeconomic uncertainties escalated and demand essentially came to a virtual halt until the end of October. By November demand and sales resumed, but at significantly lower prices for both the East and West Coast export markets, affecting shipments in November and December.

Sales prices rebounded in December to levels approaching average fourth-quarter levels, which should benefit performance in January and February. Freight prices remained flat during the quarter versus Q4.

The next slide, slide 7, shows the movement of market prices during the quarter. This graph reflects market prices based on a published market index of both the East Coast, which is the grey line, and the West Coast, which is the blue line. While each has a slightly different slope with the East Coast dropping less, but from a lower base, both coasts experienced steep declines.

Negative sentiment rippled throughout Asia and the Eastern Mediterranean as a result of uncertainty about the impact from the European debt crisis on each market.

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By December scrap prices resumed their upward trend, and the most recent export sales in January that have been reported, but are not yet reflected on this chart, are in the $470s CFR off both coasts.

In addition to the rebound in export demand and prices, US domestic demand and prices for ferrous scrap have increased in December and January. Domestic prices for shredded scrap increased by about $25-30 in December and again in January, and subject to freight, are now comparable to export prices.

If we turn now to slide 8, we can take a look at the long-term trends that should support these stronger prices and demand. While sales prices reflect a snapshot of demand, we all know that the longer tailed demand is driven by multi-year trends that have much more stability. Let me take a few minutes to review the reasons we remain confident in the long-term fundamentals that underpin sustainable demand for recycled metals.

First, GDP expectations are still growing, although at slower rates, in our primary markets of Asia, the Eastern Mediterranean and the Middle East. In China, for example, GDP growth expectations ranged between 7% and 8%. And steel production is expected to increase again in 2012. In addition, the government has a publicly stated plan to increase purchases of recycled metals due in part to its environmental emissions reduction target of 3.5%.

And, second, EAF capacity is anticipated to grow from new build projects in Turkey, Russia, and Vietnam. Russia is occasionally an exporter of scrap, but Turkey and Vietnam are short scrap and are expected to increase their purchases in the global export market.

The long-term trends remain positive. Our recent investments have strengthened our flows, and our ability to ship from our seven deepwater ports where ever demand is greatest gives us operational flexibility.

Moving to slide 9, let's take a look at the sources of demand. During the quarter we shipped our ferrous and non-ferrous products to 15 countries, demonstrating our strategic access to a geographically diversified customer base. Our largest ferrous export destinations where China and Turkey. And on the non-ferrous side China and the US continued to be our largest buyers.

The graph on the left shows where US scrap exports have been delivered during the first 10 months of 2011. Slightly less than half our exports in the quarter were destined for countries in Asia, and almost 30% were delivered to the Eastern Mediterranean and the Middle East, including Turkey and Egypt.

So now I would like to turn it over to Richard who will provide more detail on our financial performance.

Richard Peach - Schnitzer Steel Industries, Inc. - SVP, CFO

Thank you, Tamara, and good morning. I will start my presentation on slide 10 with a review of our Metals Recycling Business. As most of you know, for comparative purposes we look at MRB's operating income on a part-time basis. In the first quarter MRB's operating income per ton was $11, which was significantly lower than the $34 achieved in the fourth quarter.

The sharp drop in selling prices lead to immediate downward adjustments to our cash purchase prices for scrap. However, as our cost of goods sold is based on weighted average inventory costing, the average cost could not keep pace with the drop in selling prices, which as a result caused significant compression in our operating income and in our operating income per ton.

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Compared to the fourth quarter, the adverse impact of average inventory accounting was approximately 75% of the drop in operating income per ton. And as illustrated on the chart, this drop in profit per ton was similar to the change between the third and fourth quarters of fiscal 2010.

The remainder of the drop in first-quarter operating income per ton was due to a combination of factors related to the lower volumes compared to the fourth quarter.

Finally, on this slide, looking back to the first quarter of fiscal 2011, market conditions at that time were less volatile and reflected a rising price environment for recycled metals. But those conditions did not produce similar margin compression as experienced in the first quarter of the current fiscal year.

Now turning to slide 11 for our review of ferrous prices and volumes. As shown on the left, the average ferrous net sales price was $432. The first half of the quarter included some shipments at higher prices, and on a sequential basis average selling prices were down only $11. However, as the high/low bars demonstrate, in the second half of the quarter there were significant market volatility with a sharp drop in prices from peak to trough.

Looking at the graph on the right, ferrous sales volumes in the first quarter were 1.2 million tons, a market-driven decline sequentially from the high fourth-quarter volumes. Our acquisitions completed in fiscal 2011 contributed an incremental sales volume of 65,000 tons, which is on track with our expectations.

Turning to slide 12, I will review non-ferrous. As the chart on the left shows, in the first quarter the average non-ferrous selling price was $1 per pound. This was an increase of 6% year-over-year, but a decline against the fourth quarter of fiscal 2011.

On the right you can see first-quarter sales volumes were 137 million pounds. This was an increase of 23% compared to the prior-year quarter, and includes incremental benefits of 19 million pounds from acquisitions, and additional production from technologies we implemented in fiscal 2011.

Now turning to our Auto Parts Business on slide 13. EPB's first-quarter operating income was $10 million, which equates to a 12% operating margin. The sharp drop in commodity prices compressed margins on sales of core and scrap. This was due to a combination of cash purchase costs for cars, which did not decline as fast as selling prices for scrap, and secondly, the adverse impact of average inventory accounting. These two factors were equally responsible for the drop in operating income from the fourth quarter of fiscal 2011.

Although volumes were down sequentially, our Auto Parts Business delivered higher car purchase volumes compared to the prior year due to the contribution from acquisitions completed in fiscal 2011.

Moving to slide 14, we will turn to our Steel Manufacturing Business. Finished steel sales volumes of 107,000 tons increased 9% from the prior-year quarter, but decreased 14% sequentially due to normal seasonal declines in construction activity.

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Average selling prices of $722 per ton were flat sequentially, but increased 14% as compared to the prior-year quarter. Higher sales prices improved utilization, and the lower scrap market resulted in positive operating income of $1 million in the first quarter versus a loss of $2 million in the comparable quarter of the prior year.

Now turning to our cash flow and capital structure, we will start with operating cash flow trends on slide 15. In the first-quarter cash flow from operations was an outflow of $86 million. This was mainly due to increased inventories of $74 million, which we rebuilt after a record sales volumes in the fourth quarter of fiscal 2011.

The first quarter also included over $30 million of payments for a combination of federal taxes and year-end bonuses that are typically made at this time of year. While the timing of working capital movements can result in negative cash flows for a single quarter, we have a strong track record of positive operating cash flows on a full-year basis.

Moving to capital structure on slide 16. During the first quarter our total debt increased by $92 million, including the increase in working capital. Capital expenditures were $26 million, and our investing activity also included the repurchase of 69,000 shares for $3 million. Leverage of 30% was up from the fourth quarter.

However, we continue to maintain a strong balance sheet and significant headroom within our credit facility of $650 million.

Now I will turn the call back over to Tamara, who will provide our outlook for the second quarter of fiscal 2012 and some concluding remarks.

Tamara Lundgren - Schnitzer Steel Industries, Inc. - President, CEO

 Thanks, Richard. While the market remains cautious, we are seeing indications of a more pronounced upside as the market gains momentum. As I mentioned before, in December we will feel the residual impact of the falling prices that occurred in November. However, January and February volumes and prices should return to the runrate that we saw it in Q3 and Q4 of fiscal 2011.

As a result, in our Metals Recycling Business we expect both ferrous and non-ferrous sales volumes to increase slightly from our first quarter of fiscal 2012, and we expect that ferrous and non-ferrous average net selling prices to approximate our first quarter of fiscal 2012.

Even though we anticipate additional negative impact from average inventory costs during December, MRB's operating income per ferrous ton for the quarter as a whole is expected to be approximately double the $11 operating income per ton that we saw in the first quarter.

Turning to slide 18, we will review the outlook for our Auto Parts Business and our Steel Manufacturing Business. In our Auto Parts Business revenues are expected to be slightly lower than the first quarter due to the normal seasonal decline in part sales and admissions.

Second-quarter operating margins are expected to increase sequentially 300 to 400 basis points to 15% to 16% due to an improving commodities market. In our Steel Manufacturing Business sales volumes are expected to increase slightly from the levels we saw in our first quarter, and average net sales prices are expected to approximate the levels we saw in the first quarter. Q2 operating margins are expected to approximate breakeven due to higher production levels.

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So now we will open up the call for a few questions.

QUESTION AND ANSWER

Luke Folta - Jefferies - Analyst

 First, Richard, thank you for providing some color on the impact of the average cost of inventory on margins. That is very helpful.

Richard Peach - Schnitzer Steel Industries, Inc. - SVP, CFO

 Thank you. We are happy to.

Luke Folta - Jefferies - Analyst

Second -- the first question I had here basically, you guys ended the quarter with quite a bit of inventory on hand. And I wanted to ask, firstly, how would you characterize the cost of that inventory? And is this something that you intentionally did in preparation for higher expected volumes in the second quarter or is this something that was a result of buying ahead of where shipment trends were over the last couple of months?

 Richard Peach - Schnitzer Steel Industries, Inc. - SVP, CFO

No, we don't take inventory positions; we never have and it is unlikely that we ever will. The inventories at the end of the first quarter were actually at normal levels. The reason the cash flow was negative was that inventories at the end of our fourth quarter were actually quite low, because we shipped record volumes that quarter, so we were effectively replenishing inventories back to a normal level during the first quarter.

 Luke Folta - Jefferies - Analyst

And as it relates to the Auto Parts Business, you are expecting some improvement there quarter-on-quarter, about 300, 400 basis points in margins, but we are still quite a ways from where we have seen that business perform in last year's full-year run rate. Can you give us some sense, is there still some impact from inventory cost there that are going into the second quarter or is this just the level of profitability this business is going to operate at?

 Richard Peach - Schnitzer Steel Industries, Inc. - SVP, CFO

No, we are -- as you know, in fiscal 2011 and fiscal 2010 we averaged roughly 20% margins. In the second quarter, even though we will be increasing 300 to 400 basis points from the first quarter, the second quarter will be impacted by the residual effects of average inventory costing that will hit our December month numbers.

And then the second thing is that part sales in APB are seasonally all the stronger in the second half of the fiscal year. So the second quarter will be impacted by seasonal effects too, but we are confident we can run that business at up around what we performed at historically.

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Luke Folta - Jefferies - Analyst

 So there is no reason to suspect that in the second half you couldn't get back to a 20% plus margin there?

 Tamara Lundgren - Schnitzer Steel Industries, Inc. - President, CEO

There're no reasons to suspect that we can't. Obviously, it is commodities and market driven in part, and just general market driven. But as Richard pointed out, for APB the second quarter is typically their weakest quarter, and we do have a hangover in December. So we were looking for a stronger second half of the year.

 Luke Folta - Jefferies - Analyst

One last question, if I could. Can you just characterize how you see the supply situation for scrap in China and what your expectations are for that market in the next couple of months?

Tamara Lundgren - Schnitzer Steel Industries, Inc. - President, CEO

For the demand market in China, is that what you are talking.

 Luke Folta - Jefferies - Analyst

What are their inventories like? Do you see them replenishing over the next couple of months?

Tamara Lundgren - Schnitzer Steel Industries, Inc. - President, CEO

Well, we do. They are coming up to the new year, which is always a slower time for them and it impacts their buying patterns, so we believe they are low in inventories now, and we expect that to change over the course of the next few weeks.

Luke Folta - Jefferies - Analyst

Great, thanks.

Timna Tanners - BofA Merrill Lynch - Analyst

I wanted to ask a couple questions. One is it seems like scrap volatility is back, so we had a nice couple of months there with even keel, but we heard the last couple of months have been strong and starting to hear that February is shaping up to be a little weaker. So can you just give us a little bit more color on what might be driving the very latest movements, and in particular the differential between pig iron and some of the higher premium grades of scrap in the US?

Tamara Lundgren - Schnitzer Steel Industries, Inc. - President, CEO

Sure, we had a couple of quarters actually of very stable prices in our fiscal 2011. So the first quarter of our fiscal 2012 was a lot different.

The domestic market is strong comparatively speaking, and as you know, utilization is up at around 77%, and prices on the domestic market have been up two months in a row. There may be some recent softening, but really very recent, and that might be driven as a result of better weather and flows.

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There may be some pig iron overhang that did affect the first part of Q1, and so there might be a little bit of pig iron overhang in some European imports, but that really affects prime scrap, not obsolete scrap, and so not exports. So we are seeing a stronger domestic market. And our focus on the higher utilization really points to positive trends for us.

Timna Tanners - BofA Merrill Lynch - Analyst

I know you talked a little bit about the European scrap, so with a stronger dollar are you seeing more competition from other sources, Japanese, European scrap exports?

Tamara Lundgren - Schnitzer Steel Industries, Inc. - President, CEO

Well, not Japanese because the yen is quite strong, but the weaker euro is attracting some scrap imports from Europe -- again, primarily prime, just a little bit of shredded into the US. But Europe can't supply either the quantity or the quality that is needed in the global markets. So, as I said before, it is not whether you are in the queue or not but where you are in the queue.

To the extent that that continues there is a potential knock-on effect, which will drive higher prices out of the US for scrap in Turkey and elsewhere as European scrap goes into the US.

Timna Tanners - BofA Merrill Lynch - Analyst

Okay, thanks for that. When you talk about the added cost from some of the recent acquisitions are those permanent costs, are those here to stay? Can you talk about what that means or their abilities to see synergies and work those down over time?

Richard Peach - Schnitzer Steel Industries, Inc. - SVP, CFO

On the acquisitions, I think it is important to step back and realize that the size of our business went up about 10% last year with the number of deals we did, so it is not unexpected that we would have additional SG&A from acquisition.

In terms of leveraging our SG&A going forward, I would probably point to three different areas. In the Metals Recycling Business there is obviously consolidation of back-office positions. There is also the leverage over commercial buying staff in terms of increasing our volumes, and we have been quite successful at doing that.

And then in the Auto Parts Business, where we have got concentrations of stores now, there is real leverage available for us with our advertising and marketing expenditure in terms of increasing volumes. So it is very much a focus.

Timna Tanners - BofA Merrill Lynch - Analyst

Okay, so we shouldn't read too much into the fact that SG&A year-over-year went up more than 10%. I'm just trying to figure out like how much --.

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Richard Peach - Schnitzer Steel Industries, Inc. - SVP, CFO

No, I wouldn't. And in fact if you look back in Q4 and at Q3 of fiscal 2011 it is running at a similar rate as it was then. And the fact that it is off year-over-year has more to do with in Q1 fiscal 2011 we didn't have these acquisitions because they were mostly completed the remainder of fiscal 2011 and not in Q1.

Timna Tanners - BofA Merrill Lynch - Analyst

Okay, got it. All right, thanks. That is it for me.

Operator

Tim Hayes, Davenport & Company.

Tim Hayes - Davenport & Company - Analyst

One of my questions was already asked. The second one is can you remind me again of your US scrap exports, how much of the tonnage do you -- are you on the hook for the freight cost of that?

Richard Peach - Schnitzer Steel Industries, Inc. - SVP, CFO

We build the freight cost into the price that we sell the scrap to the customer, so the customer pays our estimate of the freight costs when we do the sales contract with them, so we are effectively passing all of that on.

Because we then charter a ship after we have committed to the sale, from time to time the actual freight cost can be either more or less than the amount built into the sales contract, but it is not -- these changes are not significant to us. And in fact, freight costs have been running quite steadily as you will be able to work out our own $40 per ton, and there is no problems of availability for ships. So that is presently not something that is affecting our results at present.

Tim Hayes - Davenport & Company - Analyst

All right, thank you.

Brent Thielman - D.A. Davidson - Analyst

Just a question on recycling volumes in the quarter. I think back in October you guys sort of expected to be approximately in-line with where you were last year. I think things turned out the way you expected in terms of volumes, but I thought I heard you say you saw some cancellations during the quarter, so I'm just trying to flesh out what happened with volumes during the quarter.

Tamara Lundgren - Schnitzer Steel Industries, Inc. - President, CEO

No, I said exactly the opposite. We experienced no cancellations during the quarter. My reference to cancellations was to 2008 -- in the fall of 2008. So this quarter we do not experience any cancellations, and the only time we ever have was that unique time in the fall of 2008.

So our volumes we had projected would be down versus Q4, which was a record. And, obviously, they were down because the confidence levels really deteriorated by our customers because of the European debt crisis and they paused in their buying for several weeks.

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Brent Thielman - D.A. Davidson - Analyst

Okay, great, thanks for clarifying that. Then just on the margin for Metals Recycling and what you're expecting for Q2, does that assume we will continue to see rising prices through February?

Tamara Lundgren - Schnitzer Steel Industries, Inc. - President, CEO

Well, we definitely saw prices rebound in January and we are anticipating that they will remain steady for the quarter.

Brent Thielman - D.A. Davidson - Analyst

Okay, thank you.

David Lipschitz - CLSA - Analyst

A quick question, can you talk to me how it impacts your business in terms of spreads? Domestic scrap seems to be rising or has been rising and the international seems to have stayed okay, but still weaker. Does that impact your spreads much?

Tamara Lundgren - Schnitzer Steel Industries, Inc. - President, CEO

Right now prices are really pretty much in balance between domestic and export and throughout the export markets, so we are seeing very much a balance across all markets.

David Lipschitz - CLSA - Analyst

So in terms of -- I know you sort of answered this, but I want to get it straight -- the dollar, the strengthening dollar you don't think impacted that much in terms of how of -- going forward in terms of pricing (multiple speakers)?

Tamara Lundgren - Schnitzer Steel Industries, Inc. - President, CEO

The weaker euro has attracted some imports into the US. It has primarily been prime, which is not what we export, versus obsolete. And as I said before, Europe cannot supply the quantity or the quality that is needed in the global market. So it is more a question of where you are in the queue versus whether or not you are in the queue. So we're not seeing a big impact.

David Lipschitz - CLSA - Analyst

Okay, thank you.

Tamara Lundgren - Schnitzer Steel Industries, Inc. - President, CEO

Thank you. I would like to thank everyone for joining us this morning. And we look forward to speaking with you again when we report our second-quarter results. Thank you.